Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED WITH ”[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE
(1) IT IS NOT MATERIAL AND (2) IT IS THE TYPE OF INFORMATION THAT TVA TREATS AS PRIVATE AND/OR CONFIDENTIAL.

Tennessee Valley Authority, 1101 Market Street, Chattanooga, Tennessee 37402-2801

April 3, 2026

Donald Moul
[***]

Dear Mr. Moul,

This Separation and Release Agreement (this “Agreement”) is to confirm the understanding that was reached between Donald Moul (“you” or “your”) and the Board of Directors of the Tennessee Valley Authority (the “Board”) on April 3, 2026, regarding your employment with TVA. The Board, in its role as Administrator of TVA’s Executive Severance Plan, Amended and Restated as of April 3, 2025, has determined that you are eligible for benefits in accordance with the terms of that plan based on the circumstances of your separation from service and your execution of this Agreement. Your separation from service decision is irrevocable as of the Effective Date of this Agreement, and you will actually separate from TVA service no later than July 1, 2026 (the “Termination Date”). TVA appreciates your valuable service during your tenure with TVA.

No Other Amounts / Benefits Owed. You will be entitled to your current salary, as well as any accrued annual leave, through the effective date of your separation from service (collectively, the “Accrued Benefits”). You agree that, prior to the execution of this Agreement and except for the Accrued Benefits and the benefits described in the paragraph titled Prorated Plan Benefits, you were not entitled to receive any further payments or benefits from TVA, and the only payments and benefits that you are entitled to receive from TVA in the future are those specified in this Agreement; provided, however, that your separation will not affect your rights to benefits in accordance with provisions of TVA’s Supplemental Executive Retirement Plan (“SERP”), the Rules and Regulations of the Tennessee Valley Authority Retirement System (“TVARS”), or the TVA Savings and Deferral Retirement Plan (“SDRS”), if any. Nothing in this Agreement will affect your rights to benefits under the SERP, TVARS, or SDRS, as determined under the terms and provisions of those plans.

Prorated Plan Benefits. Subject to your execution and continued compliance with this Agreement, TVA will pay or provide to you, as applicable, the payments and benefits to which you are entitled under TVA’s Executive Annual Incentive Plan (“EAIP”) and Long-Term Incentive Plan (“LTIP”), in accordance with the terms of any grants that were awarded to you under each plan prior to the Effective Date. In calculating the payments due under any EAIP and LTIP performance grants referenced in the preceding sentence, you will be entitled to receive the greater of, with respect to any prorated EAIP for the performance period ending on September 30, 2026, the Target EAIP Payout or the EAIP Award (not to exceed a payout at 138.2% performance), and, with respect to any prorated LTIP performance award payment for the performance cycle ending on September 30, 2026, the greater of the target Long-Term Performance Incentive Award or the actual Long-Term Performance Incentive Award (not to exceed a payout at 155.0% performance). With respect to any prorated LTIP performance award payments for the performance cycles ending on September 30, 2027, and September 30, 2028, you will be entitled to the target Long-Term Performance Incentive Award only, in the amounts set forth in the Executive Compensation Illustration for Donald Moul, which is incorporated in this Agreement by reference (the “Severance Illustration”). The total amount of prorated EAIP and LTIP performance awards for the performance cycles ending on September 30, 2026, will not result in the total amount of payments made to you under this agreement exceeding a total of $10,398,388 (the “Severance Cap”) (see row titled “Total of all

Donald Moul

April 3, 2026
Estimated Payments If Leaving Under Executive Severance Plan” in the Severance Illustration), and the Board will only exercise its discretion with respect to prorated EAIP and LTIP payments for the performance cycles ending on September 30, 2026, in the event that the calculation of your total payments under this Agreement would exceed the Severance Cap because the actual payout percentages would result in exceeding the Severance Cap. Otherwise, the Board will not exercise any negative discretion with respect to your prorated payouts under EAIP and LTIP, nor shall any action by the Board after the date of this Agreement to modify, amend, alter, or cancel either the EAIP or LTIP impact the payments due to you under the terms of this Agreement. To the extent that there is any conflict between the terms of this Agreement and the terms of the EAIP or LTIP, the terms of this Agreement will control.

Severance. Subject to your execution and continued compliance with this Agreement, TVA will pay or provide to you, as applicable, the payments and benefits set forth in that certain Executive Severance Plan of TVA, Amended and Restated as of April 3, 2025, a copy of which is attached hereto, at the times and in the manner set forth therein, less applicable taxes and withholdings (the “Severance”). For avoidance of doubt, the Cash Separation Payment to be paid to you is in the amount set forth in the Severance Illustration. The section of this Agreement titled Prorated Plan Benefits specifically modifies your rights with respect to In-Progress Annual Incentive Awards, as that term is defined in the Executive Severance Plan. Otherwise, to the extent there is any conflict between the terms of this Agreement and the Executive Severance Plan of TVA, the terms of the plan controls with respect to your Severance.

Policy for the Recovery of Erroneously Awarded Compensation. You acknowledge that TVA adopted a policy, effective November 9, 2023, known as the Policy for the Recovery of Erroneously Awarded Compensation (“Recovery Policy”) and that the Recovery Policy provides for the recovery, in the event of a required accounting restatement, of incentive-based compensation received by current or former executive officers to the extent that the compensation is based on the erroneously reported financial information. You acknowledge that, during your employment with TVA, you have received performance compensation (and that you may receive compensation as outlined in the section of this Agreement titled Prorated Plan Benefits) that may be subject to the Recovery Policy and that TVA may be required to recover from you erroneously paid compensation in the event of a financial restatement as addressed in that policy. You agree that, if TVA is required to recover erroneously awarded compensation in accordance with the Recovery Policy, TVA will take any means necessary, including withholding payments owed to you under the Supplemental Executive Retirement Plan or the Prorated Plan Benefits section of this Agreement and applying TVA’s right of setoff or offset, as applicable, to meet TVA’s recovery obligations under the Recovery Plan and as otherwise consistent with applicable laws and regulations existing at the time of the recovery. You hereby waive any right you have to future payments from TVA, as outlined in this Agreement, to the extent those payments are used to satisfy TVA’s obligations under the Recovery Policy.

Confidentiality and Non-Disparagement. Because of the nature of your position, you have had access to confidential or business sensitive information. You agree, except as required by law, not to disclose or use TVA confidential or business sensitive information in the future. TVA generally, and you specifically, further agree that you and TVA will use reasonable and good faith efforts to ensure that neither party engages in any disparagement of the other, and shall refrain from making any false, negative, or critical statements, implied or expressed, concerning the other. You and TVA further agree to do nothing to damage the other’s business reputation or good will. For purpose of this provision, TVA includes TVA and all current or former TVA Board members, executives, employees and contractors.

Post-Employment Restrictions. You agree that you have received and read a copy of the Summary of Post-Employment Restrictions document which outlines the post-employment guidelines all former TVA employees must follow, and you will comply with all applicable Post-Employment Restrictions as outlined in the Summary and as otherwise required by law.

Donald Moul

April 3, 2026
Voluntary Entry. You agree that you understand the provisions of this Agreement and that you voluntarily enter into it and accept it as full and final resolution of all matters related to your TVA employment.

Release. In consideration for receiving the Severance, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby expressly release and waive to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against TVA and/or its successors, past or present subsidiaries, affiliated companies, branches, or related entities (collectively, including TVA, the “Entities”) and/or the Entities’ respective past, present, or future directors, officers, agents, employees, insurers, attorneys, assigns, and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with TVA or the termination of that employment relationship (including any claims under Title VII of the Civil Rights Act, the Equal Pay Act, and the Family and Medical Leave Act, but not including any claims under the Federal Employees Compensation Act).

This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, vacation pay, or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay, or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims for attorneys’ fees or costs; claims for penalties; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability, or any other protected basis; any claims under any applicable law prohibiting discrimination, harassment, and/or retaliation; and claims under all other laws, ordinances, and regulations. You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative, or group action.

Limited Indemnification. TVA agrees to continue to defend and indemnify you against claims that result from your performance of your TVA duties prior to the Termination Date under the terms set out in TVA-SPP-25.1 Legal Representation.

Agreement Confidential. You further agree to treat this matter as confidential and not to discuss the terms of your separation from TVA service except with your family and financial advisor, or as required by law.

Exceptions. This waiver and release covers only those claims that arose prior to your execution of this Agreement and does not apply to (a) the Accrued Benefits, (b) your rights under this Agreement, including to the Cash Separation Payment, the prorated plan benefits under the EAIP and LTIP, and the other benefits of Severance, or (c) any claim which, as a matter of law, cannot be released by private agreement. Nothing in this Agreement is intended to prevent, restrict, or otherwise discourage you from providing TVA or the Nuclear Regulatory Commission (“NRC”) with any information about actual or potential nuclear safety concerns or violations, or from responding to requests for information from the NRC. Section 211 of the Energy Reorganization Act (“ERA”) and NRC regulations (10 CFR 50.7) also protect employees from any adverse employment action as a result of their engaging in such protected activities. By your signature below, you confirm that you have already informed TVA management of any nuclear safety concerns you may have in connection with the construction, maintenance, operation, and security of any TVA facilities, including nuclear plants. You also confirm that no adverse employment action is being taken, in any part, as a result of your engaging in protected activities as defined in Section 211 of the ERA or NRC regulations.

Donald Moul

April 3, 2026
Nothing in this Agreement is intended to prevent, restrict, or otherwise discourage you from providing the Office of the Inspector General (“OIG”) with any information or from responding to requests for information from the OIG or otherwise precludes you from participating in any investigation or proceeding before any government agency or body or from reporting possible violations of federal or state law or regulation to any governmental agency or entity, legislative body, or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor are you required to notify TVA regarding any such reporting, disclosure, or cooperation with the government. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right, to the extent permitted under applicable law, to bring a lawsuit against the Released Parties and to any individual monetary recovery in any such proceeding or lawsuit.

You acknowledge that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i)
files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

Section 409A. The Severance is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent necessary to prevent the imposition of taxes and penalties under Section 409A, if the Severance could, due to the timing of the Termination Date, be paid in either of two calendar years, such Severance shall be paid in the later such calendar year.

Governing Law. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the fullest extent permitted by law. TVA is a corporate agency and instrumentality of the United States, and this Agreement shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under this Agreement, the law of the State of Tennessee shall apply, without taking into account conflict of law principles. You agree that the jurisdiction for any action with respect to this Agreement shall lie in the United States District Court for the Eastern District of Tennessee.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you are advised to consult an attorney before signing this Agreement; (c) you have 21 calendar days from the date of receipt of this letter (such final date, the “Deadline”) to consider this Agreement before you sign it, but you may sign it at any time during the 21 days); (d) if you sign this Agreement, you may cancel it within seven days thereafter; and (e) this Agreement will not be effective until the eighth day after you sign it, provided that you have not cancelled it (the “Effective Date”). Any such cancellation must be in writing and signed by you and must be delivered to me by close of business on the seventh calendar day after you sign this Agreement. If you do not cancel this Agreement, this Agreement will become effective on the eighth calendar day after the date of your signature below. If you cancel this Agreement, it will become null, and void and TVA will not implement any of its terms. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. The offer described in this Agreement will be automatically withdrawn if you do not sign this Agreement within the 21-day consideration period.

Donald Moul

April 3, 2026
Representation of Authority. The TVA Board of Directors has reviewed this Agreement and formally approved its terms in writing and authorized the Chair of the TVA Board of Directors to execute the Agreement on behalf of the Board.

/s/ Donald Moul     4/6/2026     /s/ Mitch Graves      4/6/2026

Donald Moul                Date        Mitch Graves                Date
President & Chief Executive Officer            Chair, TVA Board of Directors

Acknowledged by Members of the TVA Board of Directors:

/s/ Jeff Hagood w/ permission              4/7/2026
Jeff Hagood                                    Date

/s/ Art Graham              4/10/2026
Art Graham                                    Date

/s/ Randy Jones              4/7/2026
Randy Jones                                    Date

/s/ Bobby Klein              4/7/2026
Bobby Klein                                    Date

/s/ Wade White              4/7/2026
Wade White                                    Date

Attachments:
1.Policy for the Recovery of Erroneously Awarded Compensation
2.Summary of Post-Employment Restrictions
3.Tennessee Valley Authority Severance Plan, Effective April 3, 2025
4.Executive Compensation Illustration for Donald Moul

ATTACHMENT 4

Executive Compensation Illustration for Donald Moul							As of Feb
Level II Position						EAIP	138.2%
Birth Date * * * /1965 (Current Age ~ 61 years, * * * months)						LTIP	155.0%
Hire Date 6/15/2021 (Current Service ~ 4 years, 9 months)
								1 s
						7/1/2026
						Target	Current
						Performance	Performance

Base Salary		$1,200,000
Target EAIP Incentive Opportunity %		110%
Target EAIP Incentive Opportunity $		$1,320,000

Salary + EAIP		$2,520,000

Severance Multiple		1.0

Additional Salary

			2 /	12		$200,000	$200,000

Severance Payment (Only Received if Involuntary Separation or Resignation for “Good Reason”)

Cash Separation Payment = (Salary + Target EAIP) * Severance Multiple						$2,520,000	$2,520,000

In-Progress EAIP (Prorated Actual in Accordance with Agreement)

FY 2026 EAIP - Paid 11/2026		$1,320,000	9 /	12	Prorated	$990,000	$1,368,180

Unvested LTI Performance Grants (Prorated Actual or Target in accordance with Agreement)

10/01/2023 Grant - Vests 9/30/2026	Paid 11/2026	$2,450,000	33 /	36	Prorated	$2,245,833	$3,481,042

10/01/2024 Grant - Vests 9/30/2027	Paid 11/2027	$2,450,000	21 /	36	Prorated	$1,429,167	$1,429,167

10/01/2025 Grant - Vests 9/30/2028	Paid 11/2028	$2,450,000	9 /	36	Prorated	$612,500	$612,500

Unvested LTI Retention Grants (Prorated Portion of 2026 Installment)

* 10/01/2023 Grant - Vests 1/3 each year^		$984,000
3rd Portion Vesting 9/30/2026	Paid 10/2026	$350,000	9 /	12	Prorated	$262,500	$262,500

* 10/01/2024 Grant - Vests 1/3 each year		$1,050,000
2nd Portion Vesting 9/30/2026	Paid 10/2026	$350,000	9 /	12	Prorated	$262,500	$262,500
3rd Portion Vesting 9/30/2027	Paid 10/2027	$350,000	0 /	12	Forfeited	$0	$0

* 10/01/2025 Grant - Vests 1/3 each year		$1,050,000
1st Portion Vesting 9/30/2026	Paid 10/2026	$350,000	9 /	12	Prorated	$262,500	$262,500
2nd Portion Vesting 9/30/2027	Paid 10/2027	$350,000	0 /	12	Forfeited	$0	$0
3rd Portion Vesting 9/30/2028	Paid 10/2028	$350,000	0 /	12	Forfeited	$0	$0
								4 s
Total of all Estimated Payments If Leaving Under Executive Severance Plan						$8,785,000	$10,398,389

Continued Healthcare Benefits						12 months	12 months

Retirement
401(k)		Eligible
SERP[2]		Eligible
Restoration Plan[3]		Eligible

ATTACHMENT 4
Executive Severance Plan Notes
* Cash Separation Payment is lump sum cash payment (base salary plus target EAIP x Severance Multiple), less applicable withholdings, and paid as soon as practicable after, and not later than 60 days following, participant’s separation.
* In-Progress EAIP is lump sum prorated payment based on time in position and on actual scorecard results, subject to the terms of the Agreement, paid when such awards are paid to other employees. Lump sum payment is in lieu of payment under the EAIP.
* In-Process LTIP is lump sum prorated payment based on time in position, retirement eligibility provision, and terms of the Agreement - paid when such awards are paid to other employees.

1 Departure date will impact amount of prorated incentive. Each additional full month worked will result in approx. $400K ($480K) additional incentive proration at target (current performance).
2 First SERP payment is made 30-60 days after separation, with final 4 payments made in January each year thereafter
3 Contingent upon plan elections
4 Total and Estimated payments based on target and forecasted plan performance. Final payment will be determined in accordance with the Agreement.
^ The FY24-26 LTI Retention grant was updated with promotion to CEO in April 2025 so that two $350,000 payments remained, one for FY25 and one for FY26